                                      AMERICAN CONSUMERS, INC.
                                 NET (LOSS) INCOME PER COMMON SHARE

                                             EXHIBIT 11

                                              THIRTEEN WEEKS ENDED        TWENTY-SIX WEEKS ENDED
                                          ----------------------------  ----------------------------
                                          December 2,    November 26,   December 2,    November 26,
                                              2006           2005           2006           2005
                                          ------------  --------------  ------------  --------------
Net (loss) income for computing
  (loss) income per common share          $      3,231  $     (33,242)  $     23,578  $     (37,143)
                                          ============  ==============  ============  ==============


Weighted average number of common shares
  outstanding during each period               790,191        801,008        794,076        802,851
                                          ============  ==============  ============  ==============


Net (loss) income per common share        $      0.004  $      (0.042)  $      0.030  $      (0.046)
                                          ============  ==============  ============  ==============